Exhibit 10.25

CONTRACT AND AGREEMENT
BY AND BETWEEN
ETHANOL GRAIN PROCESSORS, LLC
AND
HAROLD COFFEY CONSTRUCTION, INC.

This Contract and agreement entered this 22nd day of December, 2006, by and between Ethanol Grain Processors, LLC (“Owner”) and Harold Coffey Construction, Inc. (“Contractor”). For and in consideration of the agreements, covenants, payments and promises mentioned herein, the Owner and Contractor contract, covenant and agree to as follows:

1.                 Definitions

1.1        Wherever used in the Contract Documents, the following terms shall have the meanings indicated which shall be applicable to both the singular and plural thereof:

1.2        Addenda:   Written or graphic instruments issued prior to the execution of the Agreement which modify or interpret the Contract Documents, Drawings, and Specifications, by additions, deletions, clarifications, or corrections.

1.3        Bid:   The respective offer of proposal of the Contractor submitted on the prescribed form setting forth the prices for the Work to be performed as designated in 2.1 above.

1.4        Change Order:   A written order to the Contractor authorizing an addition, deletion, or revision in the Work within the general scope of the Contract Documents, or authorizing an adjustment in the Contract price or Contract time.

1.5        Contract or Agreement:   The written agreement between the Owner and the Contractor for the performance of the Work consisting of this document together with all other Contract Documents designated in 2.1 below. Whenever, in any portion of the Contract Documents, a requirement of the Contract is stated, it shall be interpreted to mean a requirement of the Contract Documents as defined herein.

1.6        Contract Price:   The Contract price or Contract prices named in the Contract Documents shall be the amount of the compensation to the Contractor agreed to by the Owner and the Contractor for the proper and satisfactory completion of the Work specified herein, including all contingencies, in full conformity with the Contract Documents.

1.7        Contract Time:   The number of calendar days allowed by these Contract Documents for the completion of the Work, including authorized time extensions for the completion of the Work sufficient for acceptance as substantially complete by the Owner.

1.8        Drawings:   Drawings, which are sometimes referred to herein as “plans,” are defined as all (a) drawings furnished by the Owner as a basis for bids including those summarized on Exhibit D hereto; (b) supplementary drawings furnished by the Owner to clarify and to define in greater detail the intent of the Contract Drawings and Specifications; (c) drawings submitted by the Contractor, provided such drawings are acceptable to the Owner; (d) drawings furnished by the Owner to the Contractor during the progress of the Work; and (e) engineering data and drawings submitted by the Contractor during the progress of the Work, provided such drawings are acceptable to the owner.

1.9        Field Order:   A written order effecting a change in the Work not involving an adjustment in the Contract price or an extension of the Contract time issued by the Owner to the Contractor during construction.

1.10     Notice to Proceed:   Written communication issued by the Owner to the Contractor authorizing him to proceed with the Work and establishing the date of commencement of the Work as applied separately to Phase I and to Phase II of the Project.

1.11     Owner:   Ethanol Grain Processors, LLC.

1.12     Person:   The word “person” shall mean and include any individual, combination of individuals, partnership, society, association, joint stock company, corporation, firm, estate, receiver, trustee, assignee, referee, or any other person acting in a fiduciary or representative capacity, whether appointed by a court or otherwise.

1.13     Phase I:   All Work described in Exhibit A-1 hereto consisting of grading and drainage Work for the Project.

1.14     Phase II:   All Work described in Exhibit B-1 consisting of the site Work for Spur Track for the Project.

1.15     Project:   The Ethanol Plant to be constructed on the Owner’s Property located near Obion, Tennessee consisting of 230 acres, more or less, bordered by Black Lane Road and McDonald Road.

1.16     Shop Drawings:   All drawings, diagrams, illustrations, brochures, schedules, and other data which are prepared by the Contractor, a Subcontractor, a manufacturer, a supplier, or a distributor, which illustrate how specific portions of the Work shall be fabricated or installed. Shop drawings may also be referred to in these Contract Documents and shall have the same meaning as detail drawings, working drawings, construction drawings, and engineering data.

1.17     Specifications:   A part of the Contract Documents consisting of written descriptions of a technical nature of materials, equipment, construction systems, standards, and Workmanship, including the notes and remarks on the Contract drawings. The Specifications are detailed on Exhibit D hereto.

1.18     Subcontractor:   The person, firm, or corporation having a direct Contract with the Contractor or with any other Subcontractor for performing Work covered by these Contract Documents which the Contractor is obligated to perform or to cause to be performed.

1.19     Substantial Completion:   That date when the construction of the project is sufficiently completed, in accordance with the Contract Documents, as determined by Owner in Owner’s reasonable determination, so that the Project can be turned over to the general contractor for the Project and that the general contractor can commence its Work. Substantial Completion shall not be deemed to have occurred until and unless Contractor has obtained and delivered to Owner any and all certificates of completion or similar sign-offs required from any applicable governmental authority.

1.20     Supplier:   The person, firm, or corporation who will furnish products for incorporation into the Work covered by these Contract Documents. A supplier may also be referred to as “manufacturer” or “distributor” in these Contract Documents.

1.21     Work:   Everything specified, indicated, shown, or contemplated, including materials, labor, equipment, transportation, supplies, and things required to be done, furnished, or performed by the Contractor under these Contract Documents. The Work shall include everything expressly or impliedly required of the Contractor by the Contract Documents. The Work consists, generally of Phase I and Phase II.

1.22     Written Notice:   Any notice to any party of the Agreement relative to any part of this agreement in writing and considered delivered and the service thereof completed, when posted by certified or registered mail to the said party at its last given address, or delivered in person to said party or its authorized representative on the Work or by electronic mail or facsimile provided evidence of receipt is included.

2.                 Contract Documents

2.1        The following Contract Documents are a part of this Contract and agreement (“Contract”) to which reference is made:

Bid Sheet for Phase I, attached hereto as Exhibit A

Phase I Construction Drawings and Specifications referenced on Exhibit D

Bid Sheet for Phase II, attached hereto as Exhibit B

Phase II Construction Drawings and Specifications referenced on Exhibit D

Geotechnical Engineering Report dated September 20, 2006, prepared by Terracon

2.2        The Contract Documents cover all matters relating to the Work the Contractor is obligated to perform.

The Contract Documents, as defined herein, form the Contract between the Owner and the Contractor for the performance of the Work covered by these Contract Documents. It is agreed by the Owner and the Contractor, as evidenced by and through the execution of the Contract, that all terms of the Contract Documents shall be a part of the Contract, the same as if the Contract Documents are repeated therein. Contractor shall perform the Work in strict conformance with the Contract Documents and, in particular the Drawings and Specifications detailed on Exhibit D.

3.                 Contractor’s Obligations

3.1        Contractor agrees to furnish and pay all material, supplies, tool, equipment, labor and other services required to do and perform all the Work required to complete Phase I and II, all in strict and complete compliance with the terms and conditions of this Contract and the other Contract Documents for this project, all of which shall be deemed a part hereof as fully and completely as if set out and copied verbatim herein. The Owner agrees to pay the Contractor for said Work described in Section 2.1 as shown on the Bid Sheets and pursuant to the terms and conditions of this Contract and the other Contract Documents.

3.2        In performing the Work, Contractor shall be entitled to rely on data provided by Owner including but not limited to the Geotechnical Engineering Report prepared by Terracon for EGP dated September 20, 2006.

4.                 Intentionally Omitted.

5.                 Contract Price.

The Contract Price for Phase I of the Work shall be based solely on the unit prices set forth on Exhibit A attached hereto and, except as specifically provided for herein, there shall be no other basis of compensation due to Contractor for the Phase I Work except as set forth on Exhibit A. The Contract Price for Phase II of the Work shall be based solely on the unit prices set forth on Exhibit B attached hereto and, except as specifically provided for herein, there shall be no other basis of compensation due to Contractor for the Phase II Work except as set forth on Exhibit B.

6.      Legal Addresses:   Both the business address of the Contractor given in the Bid Proposal Form and the Contractor’s office in the vicinity of the Work either of which are hereby designed as the place to which all notices, letters, and other communication to the Contractor will be mailed or delivered.

The address of the Owner is indicated in the bidding instructions, and is hereby designated as the place to which all notices, letters, and other communication to the Owner shall be mailed or delivered. Either party may change its address at any time by an instrument in writing delivered to the other party.

7.      Independent Contractor:   The relation of the Contractor to the Owner shall be that of an independent contractor.

8.      Standard Specifications:   Standard specifications or other specifications of organizations, societies, governmental agencies, or bodies, referred to in these Contract Documents, are made a part of these Contract Documents the same as if repeated herein. Unless specifically stated otherwise, the standard shall be that adopted and published at the date of the Advertisement for Bids.

9.                 Additional Instructions and Detail Drawings

The Contractor may be furnished additional instruction and detail drawings, by the Owner, as necessary to carry out the Work required by the Contract Documents.

10.          Schedules, Reports, and Records

Prior to the commencement of each Phase of the Work, Contractor shall prepare and deliver to Owner a schedule of the Work included within the Phase (the “Schedule”). No less frequently than every thirty (30) days, Contractor shall deliver an updated Schedule to Owner and if the Schedule contains any material delays, including; the anticipated date of Substantial Completion, then the updated Schedule to owner shall specify in detail the basis for such changes. Contractor shall also prepare and deliver to Owner, in such form and at such intervals as are either required by the Contract Documents or are reasonably requested by Owner, such schedules of quantities and costs, progress schedules, reports, estimates, records, and other relevant data pertaining to the Work.

11.          Correlation of Documents

11.1     Drawings and specifications are cooperative and supplementary. Portions of the Work which can best be illustrated by the drawings may not be included in the specifications and portions best described by the specifications may not be depicted on the drawings. All items necessary or incidental to completely construct the Work shall be furnished, whether called for in the specifications or shown on the drawings, or anything shown or mentioned on the drawings and not mentioned in the specifications, shall be of like effect as if shown or mentioned in both.

11.2     In the event of conflicting provisions, the terms and conditions stated herein shall prevail over other earlier or contemporaneous documents, including bid documents and shall have precedence over any incorporated Supplementary or General Conditions, specifications, plans and drawings.

11.3     The drawings, specifications, and addenda shall form part of this Contract and the provisions thereof shall be as binding upon the parties hereto as if they were herein fully set forth.

11.4     Contractor shall carefully review the Drawings and Specifications and the other Contract Documents and shall immediately report in writing to Owner (a) any errors, incomplete items or (b) elements which, in Contractor’s opinion or experience, fail to comply with applicable law.

12.          Materials, Services, and Facilities

12.1     It is understood that, except as otherwise specifically stated in the Contract Documents, the Contractor shall provide and pay for all materials, labor, tools, equipment, transportation, supervision, temporary construction of any nature, and all other services and facilities of any nature whatsoever necessary to execute, complete, and deliver the Work within the specified time.

12.2     Any Work necessary to be performed after regular working hours or on legal holidays shall be performed without additional expense to the Owner.

12.3     The Contractor warrants that it has good title to all materials, supplies, and equipment used by it in the Work.

12.4     All materials required in the Work may be stored on the site upon which the project is to be constructed, provided that Contractor has paid for such materials, Contractor takes commercially reasonable steps to properly store such materials and that all such materials are insured against loss, damage and theft

12.5     The Contractor shall make its own arrangements for delivery and handling of equipment and materials as it may require for the prosecution of the Work.

13.          Inspection and Testing

13.1     All materials and equipment used in the construction of the project shall be subject to adequate inspection and testing in accordance with generally accepted standards, as required and defined in the Contract Documents.

13.2     The Owner shall provide all inspection and testing services unless otherwise required by Contract Documents. Owner and its project representatives (the “Owner’s Parties”, which Owner’s Parties shall include, without limitation, Owner’s Representative, Terracon representatives, representatives from the Owner’s general contractor, Owner’s surveyor and such other professional and consultants as Owner, in its sole determination, elects to employ with respect to the Work) shall have access to the project site at all times. Any inspectors employed by Owner have the authority, acting through the Owner’s Representative, to specify testing parameters and to reject defective material or Work that is being improperly done subject to the final decision of the Owner. Contractor shall consult with and coordinate the Work with Owner through the Owner’s Representative. Contractor shall comply with such reasonable testing and inspection requirements as may be imposed by Owner to allow Owner to complete the required testing and such requirements shall not be the basis for any extension of time or increase in price hereunder.

13.3     If the Contract Documents, laws, ordinances, rules, regulations, or orders of any public authority having jurisdiction require any Work to specifically be inspected, tested, or approved by someone other than the Contractor, the Contractor will give the Owner timely notice of readiness.

13.4     Authorized representatives and agents of any Federal or state agency shall be permitted to inspect all Work, materials, payrolls, records of personnel, and other relevant data and records.

13.5     If any Work is covered contrary to the written instructions of the Owner it must, if requested by the Owner, be uncovered for its observation and replaced at the Contractor’s expense.

13.6     If the Owner considers it necessary that covered Work be inspected or tested by others, the Contractor, at the Owner’s request, will uncover, expose, or otherwise make available for observation, inspection, or testing as the Owner may require, that portion of the Work in question, furnishing all necessary labor, materials, tools, and equipment. If it is found that such Work is defective, the Contractor will bear all the expenses of such uncovering, exposure, observation, inspection and testing, and of satisfactory reconstruction. If, however, such Work is not found to be defective, the Contractor will be allowed an increase in the Contract price or an extension of the Contract time, or both, directly attributable to such uncovering, exposure, observation, inspection, testing, and reconstruction and an appropriate change order shall be issued.

13.7     The Contractor shall submit samples of materials for testing as required by the Owner. The cost of all retests made necessary by the failure of materials to conform to the requirements of these Contract Documents shall be paid by the Contractor.

13.8     The testing of equipment and products shall be performed as provided in the Contract Documents and as additionally requested by Owner or its representatives.

14.          Surveys, Permits, and Regulations

14.1     Contractor acknowledges Owner has delivered to Contractor and Contractor has reviewed and is satisfied with boundary surveys of the Project site and that such surveys establish all Contractor-required base lines for performing all the Work together with a suitable number of benchmarks adjacent to the Work as shown in the Contract Documents and such other details and markings as is necessary for Contractor to perform the Work.

14.2     All permits and licenses necessary for the prosecution of the Work shall be obtained and paid for by Owner. Permits, licenses, and easements for permanent structures or permanent changes in existing facilities shall be secured and paid for by the Owner unless otherwise specified. The Contractor shall give all notices and comply with all laws, ordinances, rules, and regulations bearing on the conduct of the Work as drawn and specified. If the Contractor observes that the Contract Documents are at variance therewith, it shall promptly notify the Owner in writing, and any necessary changes shall be adjusted as provided herein.

14.3     Contractor shall coordinate with Owner to determine the areas of Owner’s property available for materials and equipment storage.

15.          Protection of Work, Property, and Persons

15.1     The Contractor will be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the Work. It will take all necessary precautions for the safety of, and will provide the necessary protection to prevent damage, injury, or loss to all employees on the Work, all the Work and all materials or equipment to be incorporated therein.

15.2     The Contractor will comply with all applicable laws, ordinances, rules, regulations, and orders of any public body having jurisdiction. It will erect and maintain as required by the conditions and progress of the Work, all necessary safeguards for safety and protection. Contractor will notify owners of adjacent utilities when prosecution of the Work may affect them. The Contractor will remedy all damage, injury, or loss to any property caused, in whole or in part, by the Contractor, or anyone directly or indirectly employed by Contractor except damage or loss attributable to the fault of the Contract Documents or to the acts or omissions of the Owner or other persons or entities.

15.3     In emergencies affecting the safety of persons or the Work or property at the site or adjacent thereto, the Contractor, without special instruction or authorization from the Owner, shall act to prevent threatened damage, injury, or loss. It will give the Owner prompt written notice of any significant changes in the Work or deviations from the Contract Documents caused thereby, and a change order shall thereupon be issued covering the changes and deviations involved.

15.4     The Contractor shall protect from damage all property in the vicinity of the Work or that is in any way affected by the Work, the removal or destruction of which is not called for by the Contract Documents except that Owner hereby agrees to be responsible for any and all damage or injury, including wear and tear, to all public roadways providing access to the Project site.

15.5     Owner shall cooperate with Contractor in giving notice to and obtaining permission from any adjacent property owner or governmental authority, whichever is applicable.

15.6     The Contractor shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the Work. The Contractor shall take all necessary precautions for the safety of its employees on the Work and shall comply with all applicable provisions of federal, state, and local safety laws and codes to prevent accidents or injury to persons on, about, or adjacent to the premises where the Work is being performed.

15.7     Contractor shall not enter or occupy Railroad property unless it is for the purpose of performing the Work. Railroad property is not available for materials or equipment storage or as an access road without Railroad approval. If required when working on Railroad property, a flagman will be present, the cost of which shall be born by Owner. Safety training for Contractor’s employees shall be provided by Owner or Railroad, if required.

15.8     In emergencies affecting the safety of persons or the Work or property at the site or adjacent thereto, the Contractor shall give the Owner prompt written notice of any significant changes in the Work or deviations from these Contract Documents caused by and threatened damage, injury or loss, and a change order shall thereupon be issued covering the changes and deviations involved.

16.          Supervision by Contractor

The Contractor will supervise and direct the Work. Contractor will be solely responsible for the means, methods, techniques, sequences, and procedures of construction. The Contractor will employ and maintain on the Work a qualified supervisor or superintendent who shall have been designated in writing by the Contractor as the Contractor’s representative at the site. The supervisor shall have full authority to act on behalf of the Contractor and all communications given to the supervisor shall be as binding as if given to the Contractor. The Contractor shall maintain mobile telephone service at each job site sufficient that emergency calls can be made directly to local emergency dispatchers from the job site.

17.          Changes in the Work

17.1     The Owner may at any time, as the need arises, order changes within the scope of the Work without invalidating the agreement. If such changes increase or decrease the amount due under the Contract Documents, or in the time required for performance of the Work, an equitable adjustment in time and Contract price shall be authorized by change order.

17.2     The Owner, also, may at any time, by issuing a field order, make changes in the details of the Work. The Contractor shall proceed with the performance of any changes in the Work so ordered by the Owner unless the Contractor believes that such field order entitled it to a change in the Contract price or time, or both, in which event it shall give the Owner written notice thereof within a reasonable time after the receipt of the ordered change. Thereafter, the Contractor shall document the basis for the change in Contract price or time. The Contractor shall not execute such changes pending the receipt of an executed change order or further instruction from the Owner.

17.3     The Owner reserves the right to make at any time, such alterations in the drawings or in the character of the Work as the Owner may consider necessary or desirable to complete the proposed Work in a satisfactory manner and consistent with the intent of these Contract Documents. Notice of every such alteration or change shall be given in writing to the Contractor by the Owner, and no such alteration or change shall be considered as constituting a waiver of any of the provisions of these Contract Documents or as nullifying or invalidating any of such provisions. Should any such alteration or change result in an increase or decrease in the quantity or the cost of the Work or materials described in these Contract Documents, the total amount payable under the Contract will be accordingly modified. If alterations or changes are thus made, the Contract time will be correspondingly modified, if the Contractor so requests, before commencing the Work attributable to such alterations or changes.

17.4     It is understood and agreed that the Contractor shall perform all extra Work that may be ordered in writing by the Owner arising out of the modification of the specifications or drawings made or approved by the Owner. For this extra Work, the Contractor shall be compensated as provided hereinafter and in the change order covering the extra Work.

17.5     Extra Work is defined as: (1) that additional Work of a different character or function and for which no basis of payment is prescribed in these Contract Documents; or (2) that Work involving revisions of the details of the Work in such manner as to render inequitable payment under items upon which the Contractor bid; or (3) that additional Work of a similar nature and character as that done under the unit prices named in these Contract Documents; or (4) any Work performed in a manner different from that planned by the Contractor which causes an increase in the cost of any part of the Work.

17.6     If the performance of the extra Work results in additional time being required by the Contractor to complete the Work covered by these Contract Documents, said change order will provide an equitable extension in the Contract time.

17.7     All change orders, including a change in technical design or an increase in cost, must be approved in writing by the Owner.

18.          Changes in Contract Price

18.1     The Contract price may be changed only by a change order. The value of the Work covered by a change order or of any claim for increase or decrease in the Contract price shall be determined by one or more of the following methods in the order precedence listed below.

(1)          Method A—unit prices contained in the Contractor’s proposal for same type of Work unless inequitable under the circumstances.

(2)          Method B—by an acceptable unit price proposal from the Contractor

(3)          Method C—by an acceptable lump sum price proposal from the Contractor.

18.2     When compensation for extra Work is provided under paragraph 18.1 above, the Contractor’s representative and the Owner shall compare records of extra Work done. Such records shall be signed by both representatives referred to herein, a copy being submitted to the Owner and a copy being retained by the Contractor. AED Rental Rates for Contractor owned equipment shall be used to calculate equipment related to any change in Contract price.

19.          Time for Completion

19.1     The date of beginning and the time for completion of Phase I of the Work shall be commenced on a date specified in the Phase I Notice to Proceed, Owner may deliver the Phase I Notice to Proceed any time after the execution of this Contract provided all necessary permits and licenses under Paragraph 14.2 have been provided to Contractor. Phase I shall be substantially completed within 112 working days (as defined in Section 19.4 below) of the date Contractor receives the Phase I Notice to Proceed (which 112 days shall include two days to mobilize equipment to the jobsite) (the “Scheduled Completion Date”). The Final Completion date for the Phase I Work shall be determined by Contractor, prior to the Substantial Completion Date, by delivering a Final Completion schedule to Owner for Owner’s approval (which approval shall not be unreasonably withheld).

19.2     All Work shall be completed expeditiously in a manner consistent with prevailing weather conditions and other factors affecting ability to proceed with the Work.

19.3     An extension of the Contract period may be granted by the Owner for any of the following reasons:

(1)          Additional Work resulting from a modification of the Contract Documents for the project.

(2)          Any preference, priority or allocation order issued by the Government.

(3)          Any condition rendering the site unsuitable for the Work as determined in the field including but not limited to rain, snow or other weather conditions affecting soil conditions, provided that Owner has received written notice from Contractor making such claim for additional time within fifteen (15) days after the event rendering the site unsuitable for Work;

(4)          Unforeseeable cause beyond the control and without the fault or negligence of the Contractor, including, but not restricted to, acts of God which are unusual weather phenomena, or acts of the public enemy, acts of the Owner, fires, epidemics, quarantine restrictions, and weather as provided above, provided Owner has received written notice from Contractor making claim for additional time within fifteen (15) days after the occurrence of any such event; or

(5)          Delays of a Contractor’s Subcontractor or occasioned by any of the causes specified above, provided Owner receives written notice from Contractor making claim for additional time within fifteen (15) days after the occurrence of such events.

19.4     Normal working hours are one single shift of ten (10) hours Monday through Sunday (with all holidays included, except Christmas Day, New Year’s Day, Memorial Day, July 4th and Labor Day).

19.5     Phase II of the Work shall commence immediately upon receipt by Contractor of the Phase II Notice to Proceed. Owner may issue the Phase II Notice to Proceed at any time. Notwithstanding the delivery of the Phase II Notice to Proceed, Contractor shall not be obligated to commence the Phase II portion of the Work (nor shall the contract period for the Phase II portion of the Work commence) until (a) the Phase I Work is Substantially Complete and (2) the Owner authorizes the removal of the soils removed as part of the Phase I Work and used as engineering weight and otherwise stockpiled for use in the Phase II Work.

19.6     Contractor shall substantially complete Phase II of the Work within 135 working days (as computed in Section 19.4) after Contractor receives the Phase II Notice to Proceed (subject to the permitted delays set forth in Section 19.5 above and to extensions pursuant to Section 19.3). Contractor acknowledges that during Phase II, Contractor will share the Project site with the general contractor and Contractor shall reasonably accommodate and defer to the general contractor’s staging requirements.

20.          Correction of Work

20.1     The Contractor shall remove from the premises all Work rejected by the Owner for failure to comply with the Contract Documents, whether incorporated in the construction or not, and the Contractor shall replace and re-execute the Work in accordance with the Contract Documents and without expense to the Owner and shall bear the expense of making good all Work of other Contractors destroyed or damaged by such removal or replacement.

20.2     If, in the opinion of the Owner, it is undesirable to replace any defective Work or to reconstruct or correct any portion of the Work injured or not performed in accordance with the Contract Documents, the compensation to be paid to the Contractor hereunder shall be adjusted accordingly.

21.          Suspension of Work, Termination, and Delay

21.1     The Owner may suspend the Work or any portion thereof for a period of not more than ninety days or such further time as agreed upon by the Contractor, by written notice to the Contractor which notice shall fix the date on which Work shall be resumed. The Contractor will resume that Work on the date so fixed. The Contractor will be allowed an increase in the Contract price or an extension of the Contract time, or both, directly attributable to any suspension.

21.2     If the Contractor is adjudged as bankrupt or insolvent, or if it makes a general assignment for the benefit of its creditors, or if a trustee or receiver is appointed for the Contractor or for any of its property, or if it files a petition to take advantage of any debtor’s act, or to reorganize under the bankruptcy or applicable laws, or if it fails to supply sufficient skilled Workmen or suitable materials or equipment, or if it fails to make prompt payments to Subcontractors or for labor, materials, or equipment or if it disregards laws, ordinances, rules, regulations, or orders of any public body having jurisdiction of the Work or if it disregards the authority of the Owner, or it falls materially behind the Project Schedule and fails to provide Owner with a plan reasonably acceptable to Owner for the Work to return to the Project Schedule or if it otherwise violates any provision of the Contract Documents, then the Owner may, without prejudice to any other right or remedy and after giving the Contractor a minimum of ten (10) days from delivery of a written notice, terminate the services of the Contractor, and/or finish the Work by whatever method it may deem expedient. In such case the Contractor shall not be entitled to receive any further payment until the Work is finished. If the unpaid balance of the Contract price exceeds the direct and indirect costs incurred by Owner in completing the project, including compensation for additional professional services, such excess shall be paid to the Contractor. If such costs exceed such unpaid balance, the Contractor will pay the difference to the Owner immediately upon receipt of written notice thereof from Owner. If such unpaid balance is not paid within ten (10) days after receipt of notice, then the unpaid balance shall bear interest from the date of the notice at the rate of (a) ten percent (10%) per annum or (b) the highest rate allowed by law, whichever is lower.

21.3     If the performance of all or any portion of the Work is suspended, delayed, or interrupted as a result of a failure of the Owner to act within a reasonable time and Contractor has delivered written notice to Owner of such event within fifteen (15) days after the occurrence of the event, an adjustment in the Contract price or an extension of the Contract time, or both, shall be made by change order to compensate the Contractor for the costs and delays necessarily caused by the failure of the Owner.

21.4     The Contractor shall not suspend the Work and shall not remove any equipment, tools, supplies, materials, or other items without the written permission of the Owner except in the event of default by Owner including nonpayment of progress payments, in which event Contractor may suspend performance until such default is cured and may pursue a claim for any damages resulting from such default, all provided Contractor has given Owner at least ten (10) days written notice of default and opportunity to cure. If such default is not cured, then Contractor may, after it delivers to Owner a second notice of default (with a ten (10) day cure period), Contractor may terminate the Contract for default.

21.5     The Owner shall have the authority to suspend the Work wholly or in part, for such period as he may deem necessary, due to unsuitable weather; such other conditions as are considered unfavorable for the suitable prosecution of the Work; or due to the failure on the part of the Contractor to carry out orders given, prosecute the Work satisfactorily and in a workmanlike manner, or to perform any obligations or requirements of these Contract Documents. The Contractor shall immediately comply with the written order of the Owner to suspend the Work wholly or in part. The suspended Work shall be resumed when conditions are favorable and methods are corrected, as ordered or approved in writing by the Owner.

21.6     No portion of the Work shall be constructed under conditions which would adversely affect the quality or efficiency thereof, unless special means or precautions are taken by the Contractor to perform the Work in a proper and satisfactory manner. Owner shall grant reasonable time extensions consistent herewith.

22.          Payments to Contractor

22.1     By the end of each month before each progress payment falls due, the Contractor will submit to the Owner an application for payment using an applicable AIA form of application for payment. Each application for payment shall be accompanied by detailed support from Contractor evidencing the that portion of the Work completed and covered by the Application, including evidence reasonably satisfactory to Owner of quantities and unit prices, together with such other information and support as Owner may reasonably require. Each application for payment shall be accompanied by a lien waiver from Contractor and each Subcontractor waiving its mechanic’s lien rights with respect to the Work covered by the application. Owner will either indicate in writing its approval of payment or promptly return the application to Contractor indicating in writing Owner’s reasons for refusing to approve the application. In the latter case, the Contractor may make the necessary corrections and resubmit the Application. The Owner will pay the Contractor progress payments on the basis of each approved application within ten (10) days of receipt of the approved application by Owner. In addition to the foregoing, Contractor shall comply with such other customary and typical payment and disbursement procedures as are reasonably required by Owner’s lender and title insurer.

22.2     Each application for payment shall be subject to retainage by Owner in the amount of ten percent (10%) of the amount of the application until the Work is 50% complete and thereafter each application shall be subject to retainage in the amount of five percent (5%) of the amount of the Application. Upon Contractor’s full and timely completion of the portion of the Work included within each Phase, Owner shall pay the retainage for each Phase of the Work to Owner with the final payment for the Work included in the Phase, all within ten (10) days after the delivery of a proper application for payment covering the final payment and retainage. Notwithstanding the foregoing, if the parties agree to allow the completion of certain items of Work of a Phase until the completion of the Project by the general contractor (which items currently under consideration being the spreading of top soil and seeding) (the “Deferred Work”), then assuming completion of all of other Work in the Phase and the receipt by Owner of a proper application therefore, Owner shall disburse the all of the retainage for the Phase but withhold from that distribution an amount equal to the reasonable value of the Deferred Work as reasonably determined by Owner.

22.3     Prior to Substantial Completion, the Owner, with concurrence of the Contractor, may use any completed or substantially completed portions of the Work. Such use shall not constitute an acceptance of such portions of the Work.

22.4     The Owner shall have the right to enter the Project site for the purpose of doing Work not covered by the Contract Documents. This provision shall not be construed as relieving the Contractor of the sole responsibility for the care and protection of the Work, or the restoration of any damaged Work except such as may be caused by agents or employees of the Owner or other Contractors of Owner.

22.5     Upon completion and acceptance of the Work, the Owner shall issue a certificate attached to the final payment request that the Work has been accepted by it under the conditions of the Contract Documents. The entire balance found to be due the Contractor shall be paid to the Contractor within thirty (30) days of completion and acceptance of the Work.

22.6     The Contractor will indemnify, defend and save the Owner and its lenders, successor and assigns and the Project site harmless from all claims growing out of the lawful demands of Subcontractors, laborers, workmen, mechanics, materialmen, and furnishers of machinery and parts thereof, equipment, tools, and all supplies incurred in the furtherance of the performance of the Work. The Contractor shall, at the Owner’s request, furnish satisfactory evidence that all obligations of the nature designated above have been paid, discharged, or waived.

22.7     The Contract is based on a unit price bid. The estimated quantities provided by the Owner are estimates. Payment shall be based on actual quantities. The items of Work to be measured and the units of measurement shall be as set forth in the bid sheets attached hereto as Exhibits A and B respectfully, or in other Contract Documents including applicable change orders. Estimates of quantity for roadway aggregate shall be paid according to delivery weight tickets.

23.          Insurance

23.1     The Contractor shall purchase and maintain the following insurance coverage:

The limits of liability for the insurance maintained shall provide coverage for not less than the following amounts or greater where required by Laws and Regulations:

1.          Workers’ Compensation and related coverage as follows:

a.	State	Statutory
b.	Employer’s Liability	$100,000/$500,000/$100,000

2.          Contractor’s General Liability which shall include completed product and operations coverage, and contractual liability coverage.

a.	General Aggregate	$2,000,000
b.	Products-Completed Operations Aggregate	$1,000,000
c.	Personal & Advertising	$1,000,000
d.	Each Occurrence (Bodily Injury & Property Damage)	$1,000,000
e.	Property Damage liability insurance will provide Explosion, Collapse and Underground coverage where applicable.
f.	Excess & Umbrella Liability	$2,000,000 each occurrence $1,000,000 aggregate

3.          Automobile Liability:

a.	Combined Single Limit Each Accident for Bodily Injury & Property Damage	$1,000,000

4.          Other persons or entities to be included on policy as additional insureds:

Ethanol Grain Processors, LLC

5.          Railroad Protective Liability Insurance is not required.

23.2     The insurance required by this section shall be written for not less than limits of liability specified in the Contract Documents or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from the date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment. Certificates of Insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work. These Certificates and the insurance policies required by this Section 23 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least thirty (30) days prior written notice has been given to Owner. If any of the foregoing, insurance coverages are required to remain in force after final payment and are reasonably available, an additional certificate evidencing continuation of such coverage shall be submitted with the final application for payment as required herein. Contractor shall furnish information concerning reduction of coverage with reasonable promptness in accordance with the Contractor’s information and belief.

23.3     Owner shall maintain in effect at all times commercial liability coverage applicable to the Project in amounts not less than Five Million Dollars ($5,000,000.00).

24.          Assignments

24.1     Neither Contractor nor Owner shall sell, transfer, assign, or otherwise dispose of the Contract or any portion thereof, or of its right, title or interest therein, or its obligations thereunder, without the written consent of the other party. Notwithstanding the forgoing, Owner may, without Contractor’s consent (a) assign its rights under this Contract to an affiliate or a related party to Owner or to an entity with common ownership with Owner and (b) assign the Contract to any other part provided such party specifically assumes in writing the obligations of Owner hereunder for the benefit of Contractor. Notwithstanding the foregoing, any assignment by Owner without Contractor’s written consent shall not release Owner from its obligations hereunder.

24.2     Contractor hereby collaterally assigns to Owner all of Contractor’s right, title and interest in and to all subcontracts executed by the Contractor with respect to the Project, which assignment is effective and perfected as of the date hereof but Owner shall defer from exercising its rights under such assignment until and unless Contractor defaults hereunder. Thereupon, Owner shall determine by notice in writing to Contractor and Subcontractors which, if any, subcontracts Owner elects to accept.

24.3     Contractor consents to the collateral assignment of this Contract by Owner to its construction and/or permanent lenders and Contractor shall execute such customary consents and similar instruments requested by Owner’s lenders.

25.          Indemnification

25.1     To the fullest extent permitted by law, Contractor shall indemnify and hold harmless the Owner and Owner’s Parties and any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom, caused in whole or in part by negligent acts or omissions of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, to the extent such claim, damage, loss or expense is not caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 25. Notwithstanding any language in this contract to the contrary, Contractor has no obligation to indemnify and hold harmless Owner or the Owner’s Parties for the actions of third parties who are not directly or indirectly employed by Contractor, Subcontractors or suppliers unless the damages or injuries arising from the actions of such third parties can be attributed to the negligent acts or omissions of Contractor, Subcontractors, suppliers or any person or entity directly or indirectly employed by them.

25.2     In claims against any person or entity indemnified under this Section 25 by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Section 25 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor or a Subcontractor under Workers’ compensation acts, disability benefit acts or other employee benefit acts.

25.3     Contractor shall procure, maintain and pay for such general liability, contractual liability and employer’s liability insurances (including endorsements) as will insure the provisions of this Section 25 and any other contractual indemnities assumed by Contractor in the Contract Documents, to the fullest extent insurable.

25.4     Owner will and does hereby indemnify and hold harmless the Contractor and its agents, officers and employees from and against all claims, damages, losses, and expenses including attorney’s fees arising out of or resulting from the performance of the Work, provided that any such claims, damage, loss, or expense is attributable to bodily injury, sickness, disease, or death, or to injury to or destruction of tangible property; and is caused in whole or in part by any negligent or willful act or omission of the Owner or and Owner’s Parties.

26.          Separate Contracts

The Owner reserves the right to let other Contracts in connection with this project. The Contractor shall afford other Contractors reasonable opportunity for the introduction and storage of their materials and the execution of their Work, and shall properly connect and coordinate its Work with theirs. If the proper execution or results of any part of the Contractor’s Work depends on the Work of any other Contractor, the Contractor shall inspect and promptly report to the Owner any defects in such Work that render it unsuitable for such proper execution and results.

27.          Subcontracting

27.1     The Contractor may utilize the services of specialty Subcontractors on those parts of the Work which, under normal Contracting practices, are performed by specialty Subcontractors.

27.2     Nothing contained in this Contract shall create any Contractual relation between any Subcontractor and Owner.

27.3     Contractor shall give its personal attention to the fulfillment of the Contract and shall at all times keep the Work under its control.

27.4     The Contractor shall carefully inspect all Work performed by Subcontractors for compliance with these Contract Documents and law.

28.          Owner’s Representative

28.1     The Owner may designate a representative (Owner’s Representative) who shall decide questions which may arise as to quality and acceptability of materials furnished and Work performed. He shall interpret the intent of the Contract Documents in a fair and unbiased manner. The Owner’s Representative may make visits to the site and determine if the Work is proceeding in accordance with the Contract Documents.

28.2     The Contractor shall perform all of the Work herein specified under the general direction, and to the satisfaction, approval, and acceptance of the Owner’s Representative. The Owner’s Representative shall act for the Owner as to all questions relating to measurements of quantities and the character of the Work performed. All questions as to the meaning of the specifications will be decided by the Owner’s Representative.

28.3     The Owner’s Representative shall promptly make decisions relative to interpretation of the Contract Documents.

28.4     The Contractor may request written instructions from the Owner upon any important items which lie within the inspector’s jurisdiction.

29.          Land and Rights-of-Way

29.1     Prior to issuance of Notice to Proceed, the Owner shall obtain all land and rights-of-way necessary for carrying out and for the completion of the Work to be performed pursuant to the Contract Documents, unless otherwise mutually agreed.

29.2     The Owner shall provide to the Contractor information which delineates and describe the lands owned and rights-of-way acquired.

29.3     Should the Owner be prevented or enjoined from proceeding with the Work, or from authorizing its prosecution, either before or after the commencement, by reason of any litigation, or by reason of its inability to procure any lands or rights-of-way for the Work, the Contractor shall be entitled to a reasonable extension in time for completion for the Work and shall be reimbursed for any costs attributable to such delay.

30.          Contract Provisions Required by Law

It is understood and agreed that each and every provision and clauses required by local, state, and federal laws to be inserted in these Contract Documents shall be deemed to be inserted herein in their entirety, and the Contract Documents shall be read and enforced as though they were included herein. If through mistake or otherwise any such provision or clause is not inserted or is not correctly inserted, these Contract Documents shall forthwith be physically amended to make such insertion or correction upon the application of either party of the Contract.

31.          Waiver

31.1     It is expressly understood and agreed that any waiver granted by the Contractor or the Owner of any term, provision, or covenant of this Contract shall not constitute a precedent nor breach of the same or of any other terms, provisions, or covenants of this Contract.

31.2     Neither the acceptance of the Work by the Owner nor the payment of all or any part of the Contract price due the Contractor hereunder shall constitute a waiver by either party of any claim which either may have under the Contract or otherwise.

32.          Cooperation with Public Utilities

32.1     The Contractor shall notify the owners of adjacent utilities when the prosecution of the Work may affect the utility facilities or operation. The Contractor shall perform and carry on the Work so as not to interfere with or damage utility facilities in the vicinity of the Work. The Contractor shall take reasonable precaution to properly protect and preserve the utility facility from damage, injury, or displacement. Contractor shall be entitled to rely on location of such utilities by authorized locators and in the event the Work is delayed due to causes attributable to the utility owners or their representatives or authorized locator services, Contractor shall be entitled to a corresponding extension of time.

32.2     The Contractor shall be solely responsible for contacting the appropriate owner or authority for locating all existing underground facilities, including service connections, in advance of excavating, trenching, or other Work; however, Contractor shall not be responsible for any failure of such authority or owner to accurately locate same or to do so in a timely manner.

32.3     In the event of accidental damage to or disruption of utilities by the Contractor or any of his Subcontractors or agents, the Contractor shall take all reasonable steps to replace any pieces of damaged equipment and all damaged materials, make all repairs, and restore all services.

33.          Modifications to Contract Documents

The following modifications shall apply to Work described in the Contract Documents:

33.1     Intentionally omitted.

33.2     No liquidated damages shall apply to either Phase I or Phase II of the Contract.

33.3     Addendum No. 1 dated November 10, 2006 (Exhibit C) shall apply to Phase II subject to any conflicting provision herein which shall take precedence.

33.4     In regard to Phase II Work, upon notice to Owner, the Contractor shall allow seven days for Railroad to inspect the Work. The Work shall not be deemed acceptable until the Work has been inspected, approved and accepted by Railroad. Costs of inspection by Railroad shall be borne by Owner. Rejection of the Work by Railroad shall require the Contractor to remedy the defects making the Work acceptable to Railroad; provided, however, remedy of any defects attributable to instruction by Owner, plans, drawings or specifications shall be by change order with appropriate adjustments in Contract price and time.

33.5     In addition to the items specified on the bid sheet for Phase I, Contractor will, when necessary, provide soil cement (5% cement) to a 12 inch depth at a price of $6.50 per square yard.

34.          Dispute Resolution.

34.1     All claims, disputes, and other matters in question involving amounts in dispute of less than $75,000 between any of the Contractor, Owner, Subcontractors, sub Subcontractors, material suppliers arising out of, or relating to, agreements to which two or more of said parties are bound, or the Contract Documents or the breach thereof shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then obtaining, as modified herein, unless the parties mutually agree otherwise. Claims, disputes and other maters in question involving amounts in dispute of $75,000 or more may be submitted to arbitration only with the Owner’s specific written consent. Any other parties who have an interest in the dispute shall be joined as parties to any such arbitration or lawsuit. The Owner’s contract with the general contract shall also permit the joinder of Contractor in actions arising therefrom but which may involve the Contractor. The arbitrator shall have authority to decide all issues between the parties including, but not limited to, claims for extras, delay and liquidated damages, maters involving defects in the Work, rights to payment, and whether the necessary procedures for arbitration have been followed. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

34.2     Notice of the demand for arbitration shall be filed in writing with the other party to the arbitration and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitation.

34.3     Unless otherwise agreed in writing, all parties shall carry on the Work and perform their duties during any arbitration proceedings, and the Owner shall continue to make payments as required by agreements and the Contract Documents.

34.4     If any proceeding is brought to contest the right to arbitrate and it is determined that such right exists, the losing party shall pay all costs and attorneys’ fees incurred by the prevailing party.

34.5     In the event of any litigation or arbitration between the parties hereunder, the prevailing party shall be entitled to recover their costs and attorneys’ fees.

34.6     The Contract shall be governed by the laws of the State of Tennessee.

In Witness Whereof, the parties affix their signatures below:

ETHANOL GRAIN PROCESSORS, LLC		HAROLD COFFEY CONSTRUCTION, INC.
By:	/s/ JAMES K. PATTERSON, CEO	By:	/s/ HAROLD COFFEY V/P